UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2011

FLOWSERVE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	1-13179	31-0267900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(972) 443-6500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On November 17, 2011, Flowserve Corporation (the “Company”) announced that David E. Roberts Jr., Executive Vice President and Chief Operating Officer of Marathon Oil Corporation, has been elected by the Company’s Board of Directors (the “Board”) as a new member of the Board, effective November 17, 2011. Mr. Roberts fills the newly created directorship resulting from the increase in Board members under the Company’s By-Laws disclosed in Item 5.03 below. In connection with his election to the Board, Mr. Roberts has also been appointed as a member of the Finance Committee and the Organization and Compensation Committee of the Board. He is expected be nominated for reelection by the Company’s shareholders at the 2012 annual meeting of shareholders.

The Board has made an affirmative determination that Mr. Roberts qualifies as an independent director under the New York Stock Exchange listing standards and the Company’s standards for director independence. There have been no transactions directly or indirectly involving Mr. Roberts that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

Mr. Roberts will be compensated for his service on the Board in accordance with the Company’s compensatory and other arrangements for non-employee directors, which are described in detail in the Company’s definitive proxy statement dated April 7, 2011, under the heading “Board of Directors Compensation”.

A copy of the press release issued by the Company announcing the election of Mr. Roberts is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Appointment of Principal Financial Officer

On November 21, 2011, the Company announced that Michael S. Taff has been named as the Company’s Senior Vice President and Chief Financial Officer. Mr. Taff is currently serving as Senior Vice President of The Babcock & Wilcox Company pursuant to a consulting agreement. The Company will formally appoint Mr. Taff as Senior Vice President and Chief Financial Officer upon the expiration of his consulting agreement, which is expected to occur early in 2012.

Mr. Taff, 49, served as Senior Vice President and Chief Financial Officer of The Babcock & Wilcox Company, a leading international provider of energy products and services, from July 2010 to November 2011. Prior to this position, he served as Senior Vice President and Chief Financial Officer of McDermott International, Inc., a leading engineering, procurement, construction and installation company focused on complex offshore oil and gas projects, from April 2007, and as its Vice President and Chief Accounting Officer from June 2005.

Mr. Taff will succeed Richard J. Guiltinan, Jr., Senior Vice President – Finance and Chief Accounting Officer of the Company (principal accounting officer), who in June 2011 announced his decision to retire from the Company in 2012. Mr. Guiltinan plans to remain with the Company for a period of time following Mr. Taff’s formal appointment to facilitate an orderly transition.

In his role with the Company, Mr. Taff will receive an annual base salary of $535,000. He will be eligible for a cash award under the Company’s annual incentive plan with a target award of 70% of base salary, and he will participate in the Company’s long term incentive program with a target award of 215% of base salary. In addition, Mr. Taff will receive a cash sign-on bonus of $50,000, which is subject to repayment if he does not remain employed by the Company for one year, and will be granted a one-time award of 10,000 restricted shares of Company common stock, which is subject to a three-year cliff vesting period. Mr. Taff will also receive retirement, health and welfare and other benefits and will participate in plans generally available to other executive officers of the Company. Further details concerning the Company’s executive compensation program are described in the Company’s definitive proxy statement dated April 7, 2011, under the heading “Executive Compensation”.

Mr. Taff has no family relationships with any director or executive officer of the Company, and there are no arrangements or understandings with any person pursuant to which he will be selected as an officer of the Company. In addition, there have been no transactions directly or indirectly involving Mr. Taff that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

A copy of the press release issued by the Company announcing Mr. Taff’s selection is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective November 17, 2011, the Board voted to amend the Company’s By-Laws. Article III, Section 2 of the By-Laws, which sets forth the number of directors of the Company, was amended by the Board to increase the number of directors of the Company from ten to eleven.

The foregoing description of the amendment contained in the By-Laws is qualified in its entirety by reference to the full text of, and should be read in conjunction with, the By-Laws, a copy of which is filed with this Current Report on Form 8-K as Exhibit 3.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Flowserve Corporation By-Laws, as amended and restated effective November 17, 2011.

99.1	Press release, dated November 17, 2011.

99.2	Press release, dated November 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWSERVE CORPORATION

Dated: November 21, 2011	By:	/s/ RONALD F. SHUFF
Ronald F. Shuff
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

3.1	Flowserve Corporation By-Laws, as amended and restated effective November 17, 2011.

99.1	Press release, dated November 17, 2011.

99.2	Press release, dated November 21, 2011.